Exhibit 99.1

iParty Corp. Reports Second Quarter 2009 Financial Results with Significant Increase in Net Income on Slightly Lower Revenue

DEDHAM, Mass.--(BUSINESS WIRE)--July 22, 2009--iParty Corp. (NYSE Amex: IPT), a party goods retailer, today reported financial results for its second quarter of fiscal year 2009, which ended on June 27, 2009.

Second Quarter 2009 Highlights

  $668,868 in net income for the second quarter of 2009, compared to $183,606 in the second quarter of 2008, an increase of $485,262
  An increase of $444,712, or 49.8% in EBITDA for the second quarter of 2009 compared to the second quarter of 2008 (See accompanying schedule for reconciliation of non-GAAP EBITDA to net income for these periods)
  Consolidated revenues of $19.57 million for the second quarter of 2009, a 2.6% decrease compared to the second quarter of 2008
  Comparable store sales in the second quarter of 2009 decreased 2.6% compared to the year-ago period
  3 year extension of Wells Fargo Retail Finance, LLC (“Wells Fargo”) credit facility executed on July 1, 2009

Sal Perisano, iParty’s Chairman and Chief Executive Officer, stated, “Despite continuing softness in consumer spending in the first half of 2009, we are reporting significant improvements as measured by both our net income and EBITDA performance compared to the first half of 2008. Our cost cutting initiatives, which began late last year, have resulted in significant expense saving through the second quarter, mitigating the overall effects of the economic recession to date. With these cost cutting initiatives in place and our ongoing promotional activities, our team has delivered significantly improved operating profits as compared to the first half of 2008.”

Mr. Perisano further stated that “With our customer traffic and sales levels within anticipated ranges for the first half of 2009, and with the significant improvements in net income and EBITDA as compared to the prior period, we believe we have demonstrated that we can successfully manage the business with leaner expense levels. Additionally, after the close of the second fiscal quarter, we finalized the renewal of our $12.5 million revolving line of credit with Wells Fargo extending the credit line for an additional three years, through June 2012.”

Operating Results

For the second quarter of 2009, consolidated revenues were $19.57 million, a 2.6% decrease compared to $20.10 million for the second quarter in 2008. Comparable store sales in the second quarter of 2009 also decreased 2.6% compared to the year-ago period. Consolidated gross profit margin was 40.3% for the second quarter of 2009 compared to a gross profit margin of 42.2% for the same period in 2008. Consolidated net income for the second quarter of 2009 was $668,868, or $0.02 per basic and diluted share, compared to consolidated net income of $183,606, or $0.00 per basic and diluted share, for the second quarter in 2008. On a non-GAAP basis, net income for the second quarter of 2009 before interest, taxes, depreciation and amortization (“EBITDA”) was $1.34 million compared to EBITDA of $892,365 for the second quarter in 2008. EBITDA is calculated as net income (loss), as reported under United States generally accepted accounting principles (“GAAP”), plus net interest expense, depreciation and amortization and income taxes. The schedule accompanying this release provides the reconciliation of net income for the second quarters of 2009 and 2008, and net loss for the six-month periods then ended, under GAAP to a non-GAAP, EBITDA basis.

For the six-month year-to-date period ending June 27, 2009, consolidated revenues were $34.14 million, a 5.8% decrease compared to $36.25 million for the first six months of 2008. Consolidated revenues for the first six months of 2009 included a 5.9% decrease in comparable store sales from the year ago period. Consolidated gross profit margin was 38.3% for the six-month period, compared to 40.4% for the same period in 2008. For the six-month period, consolidated net loss was $1.05 million, or $0.05 per basic and diluted share, compared to a consolidated net loss of $1.68 million, or $0.07 per basic and diluted share for the first six months of 2008. On a non-GAAP basis, EBITDA was $294,287 compared to an EBITDA net loss of $258,087 for the first six months of 2008, an increase of 214% or $552,374.

Wells Fargo Credit Facility Extension

As previously reported, on July 1, 2009, iParty amended and restated its secured revolving line of credit with Wells Fargo for three years to July 2, 2012. The amount of credit, up to a maximum of $12.5 million that is available from time to time under the credit facility is determined as a percentage of the value of eligible inventory and eligible credit card receivables, as reduced by certain reserve amounts. In addition, the credit facility includes an option whereby iParty may increase its line of credit up to a maximum level of $15 million. Borrowings under the new agreement will generally accrue interest at a margin ranging from 3.00% to 3.50% over, at iParty’s election, either the London Interbank Offered Rate (“LIBOR”) or a base rate determined by Wells Fargo from time to time. Subject to conditions set forth in the amended and restated credit facility, which iParty expects to meet, the credit facility continues to allow the secured revolving line of credit to be used to repay the $2.5 million loan from Highbridge International LLC when it becomes due on September 15, 2009.

About iParty Corp.

Headquartered in Dedham, Massachusetts, iParty Corp. is a party goods retailer that operates 50 iParty retail stores and licenses the operation of an Internet site for party goods and party planning at www.iparty.com. iParty’s aim is to make throwing a successful event both stress-free and fun. With over 20,000 party supplies and costumes and an online party magazine and party-related content, iParty offers consumers a sophisticated, yet fun and easy-to-use, resource with an extensive assortment of products to customize any party, including birthday bashes, Easter get-togethers, graduation parties, summer barbecues, and, of course, Halloween. iParty aims to offer reliable, time-tested knowledge of party-perfect trends, and superior customer service to ensure convenient and comprehensive merchandise selections for every occasion. Please visit our site at www.iparty.com.

Non-GAAP Financial Measures

Pursuant to the requirements of Regulation G, we have provided below reconciliations of any non-GAAP financial measures we use in this press release to the most directly comparable GAAP financial measures. We believe that our presentation of EBITDA, which is a non-GAAP financial measure, is an important supplemental measure of operating performance to investors. The discussion below defines this term, why we believe it is a useful measure of our performance, and explains certain limitations on the use of non-GAAP financial measures such as our use of EBITDA.

EBITDA

EBITDA is a commonly used measure of performance in our industry which we believe, when considered with measures calculated in accordance with United States generally accepted accounting principles ("GAAP"), gives investors a more complete understanding of operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors. EBITDA is a non-GAAP financial measure and has been presented in this release because our management and the audit committee of our board of directors use this financial measure in monitoring and evaluating our ongoing financial results and trends. Our management and audit committee believe that this non-GAAP operating performance measure is useful for investors because it enhances investors' ability to analyze trends in our business and compare our financial and operating performance to that of our peers.

Limitations on the Use of Non-GAAP Measures

The use of EBITDA has certain limitations. Our presentation of EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. In particular, we have opened new stores through the expenditure of capital funded with borrowings under our bank line of credit. Our results of operations, therefore, reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes these expenses, provides helpful information about the operating performance of our business, but EBITDA does not purport to represent operating income or cash flow from operating activities, as those terms are defined under GAAP, and should not be considered as an alternative to those measurements as an indicator of our performance.

Accordingly, EBITDA should be used in addition to and in conjunction with results presented in accordance with GAAP and should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. EBITDA reflects additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provides a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure.

	For the quarter ended		For the six months ended
RECONCILIATION OF NON-GAAP MEASURES	June 27, 2009	June 28, 2008	June 27, 2009	June 28, 2008

Net income (loss) as reported under GAAP	$668,868	$183,606	$(1,046,403)	$(1,680,922)

plus, Interest expense, net	128,511	184,381	265,035	396,733
plus, Depreciation and amortization	539,698	524,378	1,075,655	1,026,102
plus, Income taxes	-	-	-	-

EBITDA, non-GAAP	$1,337,077	$892,365	$294,287	$(258,087)

Safe harbor statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they use words such as "anticipate," "believe," "estimate," "expect," "intend," "project," "plan," "outlook," and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: changes in consumer confidence and consumer spending patterns, particularly those impacting the New England region and Florida, which may result from, among other factors, rising unemployment, access to consumer credit, mortgage foreclosures, credit market turmoil, declines in the stock market, general feelings and expectations about the overall economy, and unseasonable weather; the successful implementation of our growth and marketing strategies; our ability to access existing credit lines or to obtain additional financing, if required, on acceptable terms and conditions; rising commodity prices, especially oil and gas prices; our relationships with our third party suppliers; the failure of our inventory management system and our point of sale system; competition from other party supply stores and stores that merchandise and market party supplies, including big discount retailers, dollar store chains, and temporary Halloween merchandisers; the availability of retail store space on reasonable lease terms; and compliance with evolving federal securities, accounting, and stock exchange rules and regulations applicable to publicly-traded companies listed on the NYSE Amex. For a more detailed discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, "Risk Factors" of iParty's most recently filed Annual Report on Form 10-K for the fiscal year ended December 27, 2008 and our other periodic reports filed with the SEC. iParty is providing this information as of this date, and does not undertake to update the information included in this press release, whether as a result of new information, future events or otherwise.

iPARTY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the three months ended		For the six months ended
	Jun 27, 2009	Jun 28, 2008	Jun 27, 2009	Jun 28, 2008
Revenues	$19,569,009	$20,103,668	$34,137,416	$36,247,756
Operating costs:
Cost of products sold and occupancy costs	11,691,950	11,612,587	21,074,016	21,595,934
Marketing and sales	5,441,459	6,176,460	10,420,777	12,026,212
General and administrative	1,638,221	1,946,634	3,423,991	3,909,799

Operating income (loss)	797,379	367,987	(781,368)	(1,284,189)

Interest expense, net	(128,511)	(184,381)	(265,035)	(396,733)

Net income (loss)	$668,868	$183,606	$(1,046,403)	$(1,680,922)

Income (loss) per share:
Basic	$0.02	$0.00	$(0.05)	$(0.07)
Diluted	$0.02	$0.00	$(0.05)	$(0.07)

Weighted-average shares outstanding:
Basic	38,222,344	38,210,583	22,731,667	22,713,989
Diluted	38,222,344	38,319,767	22,731,667	22,713,989

iPARTY CORP.
CONSOLIDATED BALANCE SHEETS
	Jun 27, 2009
	(Unaudited)	Dec 27, 2008
ASSETS
Current assets:
Cash and cash equivalents	$59,750	$60,250
Restricted cash	608,048	775,357
Accounts receivable	877,824	730,392
Inventories, net	13,557,515	13,022,142
Prepaid expenses and other assets	327,608	279,185
Total current assets	15,430,745	14,867,326
Property and equipment, net	3,197,971	3,646,481
Intangible assets, net	1,955,139	2,303,692
Other assets	266,066	177,774
Total assets	$20,849,921	$20,995,273

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,421,906	$4,048,833
Accrued expenses	2,294,169	2,495,955
Current portion of capital lease obligations	9,228	6,444
Current notes payable, net of discount of $34,092	2,698,730	2,876,182
Borrowings under line of credit	515,916	1,950,019
Total current liabilities	11,939,949	11,377,433

Long-term liabilities:
Capital lease obligations, net of current portion	18,455	-
Notes payable	600,000	600,000
Other liabilities	1,448,490	1,200,174
Total long-term liabilities	2,066,945	1,800,174

Commitments and contingencies

Convertible preferred stock	13,647,720	13,647,720
Common stock	22,732	22,732
Additional paid-in capital	52,167,475	52,095,711
Accumulated deficit	(58,994,900)	(57,948,497)
Total stockholders' equity	6,843,027	7,817,666

Total liabilities and stockholders' equity	$20,849,921	$20,995,273

CONTACT:
iParty Corp.
David Robertson, 781-355-3770
Chief Financial Officer
drobertson@iparty.com